Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports First Quarter Results, Updates Financial Guidance

TEANECK, N.J., November 6, 2018 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its first quarter ended September 30, 2018, and presented updated financial guidance for the fiscal year.

Highlights for the September 2018 quarter (compared to the September 2017 quarter)

-	Net sales of $200 million, an increase of $7 million, or 3%

-	Net income of $16 million, an increase of 3%

-	Diluted EPS of $0.40, an increase of $0.01, or 3%

-	Adjusted EBITDA of $30 million, even with the prior year

-	Adjusted diluted EPS of $0.39, an increase of $0.01, or 3%

Phibro will increase its quarterly dividend by 20%, to $0.12 per share, effective with the December 2018 dividend payment.

COMMENTARY

“Our Animal Health business reported another positive quarter, despite turbulence in currencies, economic conditions in certain countries and continued weakness in dairy industry fundamentals,” said Jack Bendheim, Phibro's Chairman, President and Chief Executive Officer. “Animal Health adjusted EBITDA increased 6%, as we leveraged 2% sales growth with improved gross profit and good expense control. International volume growth of MFAs and other, notably in the cattle sector in various countries, was the primary driver of Animal Health’s sales growth. The Mineral Nutrition business faced some short-term challenges as profit declined due to unfavorable product mix and pricing pressures. We expect the minerals business to recover later this fiscal year.”

“We are investing P&L expense dollars to develop future growth opportunities. The spending is focused on expanding our portfolio of nutritional specialty and vaccine products and developing an entry into the companion animal segment. We also acquired additional vaccine technology during the quarter, including in aquaculture,” Mr. Bendheim said.

QUARTERLY RESULTS

Net sales

Net sales of $200.2 million for the three months ended September 30, 2018, increased $6.7 million, or 3%, as compared to the three months ended September 30, 2017. Animal Health, Mineral Nutrition and Performance Products grew $2.3 million, $2.8 million and $1.6 million, respectively.

Animal Health

Net sales of $131.2 million for the three months ended September 30, 2018, grew $2.3 million, or 2%. Net sales of MFAs and other increased $7.4 million, or 9%, driven by continued international volume growth, particularly in the cattle sector. Reduced selling prices in certain countries due to unfavorable exchange rate movements partially offset the international volume growth. Net sales of domestic MFAs and other also contributed to the growth. Net sales of nutritional specialty products declined by $3.8 million, or 12%, primarily due to volume declines from the continued negative dairy industry conditions, while sales to the poultry sector were approximately even with the prior year. Net sales of vaccines declined $1.2 million, or 7%, due to turbulent economic conditions in certain international countries and the timing of certain distributor orders in the prior year.

Mineral Nutrition

Net sales of $54.8 million increased $2.8 million, or 5%, for the three months ended September 30, 2018. Higher average selling prices related to increased commodity prices were the primary driver of the increased revenue. Our selling prices of mineral nutrition products generally move in direct correlation with the underlying commodity costs. Net sales also declined in part due to reduced volumes due to the competitive nature of the business.

Performance Products

Net sales of $14.1 million increased $1.6 million, or 13%, for the three months ended September 30, 2018, due to higher unit volumes of copper-based products coupled with higher average selling prices of certain industrial chemical products.

Gross profit

Gross profit of $65.8 million for the three months ended September 30, 2018, increased $2.4 million, or 4%, as compared to the three months ended September 30, 2017. Gross profit increased to 32.9% of net sales for the three months ended September 30, 2018, as compared to 32.8% for the three months ended September 30, 2017. Animal Health gross profit increased $3.0 million due to volume growth and favorable unit costs and product mix in MFAs and other, partially offset by volume declines of nutritional specialty products. Mineral Nutrition gross profit decreased $1.2 million, primarily due to unfavorable product mix and constrained pricing in a competitive environment. Performance Products gross profit increased $0.4 million, primarily due to increased volumes and favorable manufacturing costs. Gross profit increased $0.2 million due to acquisition-related cost of goods sold included in the three months ended September 30, 2017.

Selling, general and administrative expenses

Selling general and administrative expenses (“SG&A”) of $43.0 million for the three months ended September 30, 2018, increased $2.0 million, or 5%, as compared to the three months ended September 30, 2017. SG&A for the three months ended September 30, 2018, included $0.6 million of stock-based compensation. SG&A for the three months ended September 30, 2017, included $0.4 million in acquisition-related transaction costs and $0.4 million in acquisition-related compensation costs. Excluding the effects of these costs, SG&A increased $2.3 million, or 6%.

Animal Health SG&A increased $1.1 million, driven by sales force expansion and increased investments in marketing, registrations and product development. Mineral Nutrition and Performance Products SG&A costs were even with the prior year. Corporate costs increased $1.2 million due to increased business development expenses and higher professional fees. The stock-based compensation, acquisition-related transaction costs and acquisition-related compensation costs resulted in a $0.3 million net decrease in SG&A compared to the prior year.

Interest expense, net

Interest expense, net of $2.8 million for the three months ended September 30, 2018, decreased $0.3 million, or 11%, as compared to the three months ended September 30, 2017. Interest expense decreased $0.2 million compared to the prior year, primarily due to the extinguishment of acquisition-related obligations. Interest income increased $0.1 million due to earnings on short-term investments.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended September 30, 2018, amounted to net gains of $2.6 million, as compared to $0.3 million in net losses for the three months ended September 30, 2017. Foreign currency net gains in the three months ended September 30, 2018, were primarily due to the movement of the Turkish, Mexican and Brazilian currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arose from cash and intercompany balances.

Provision for income taxes

The provision for income taxes was $6.4 million and $3.1 million for the three months ended September 30, 2018 and 2017, respectively. The effective income tax rate was 28.1% and 16.1% for the three months ended September 30, 2018 and 2017, respectively. The provision for income taxes included a benefit from the exercise of employee stock options of $0.2 million and $2.7 million for the three months ended September 30, 2018 and 2017, respectively. The effective income tax rate, without the benefit of the employee stock option exercises, would have been 28.8% and 30.6% for the three months ended September 30, 2018 and 2017, respectively. The provision for income taxes included a U.S. federal statutory tax rate of 21% and 35% for the three months ended September 30, 2018 and 2017, respectively. The provision for income taxes for the three months ended September 30, 2018, also included a $0.3 million provision for the U.S. federal Global Intangible Low-taxed Income (GILTI) aspects of the comprehensive U.S. income tax legislation.

Net income

Net income of $16.3 million for the three months ended September 30, 2018, increased $0.4 million, as compared to net income of $15.9 million for the three months ended September 30, 2017. Increased operating income of $0.5 million, lower interest expense of $0.3 million and increased foreign exchange gains of $3.0 million resulted in a $3.8 million increase in income before income taxes. The provision for income taxes increased by $3.3 million, primarily due to a reduced benefit from the exercise of employee stock options of $2.5 million and increased taxes related to the higher pre-tax income; the reduced U.S. federal statutory tax rate in the current year partially offset the increases.

Adjusted EBITDA

Adjusted EBITDA of $30.1 million for the three months ended September 30, 2018, was even with the three months ended September 30, 2017. Animal Health Adjusted EBITDA increased $2.0 million, or 6%, due to sales growth and increased gross profit, partially offset by increased SG&A for investments in organization and business development. Mineral Nutrition Adjusted EBITDA decreased $1.2 million, or 31%, due to the effect of unfavorable product mix and pricing pressures on gross profit. Performance Products Adjusted EBITDA increased $0.5 million, due to increased gross profit. Corporate expenses increased $1.2 million due to increased business development expenses and higher professional fees.

Adjusted provision for income taxes

The adjusted effective income tax rate for the three months ended September 30, 2018, was 28.0%, compared to 30.6% for the three months ended September 30, 2017. The current period rate included the benefit of a reduced statutory federal income tax rate from the change in federal legislation enacted in December 2017.

Adjusted diluted EPS

Adjusted diluted EPS was $0.39 for the quarter, an increase of $0.01 as compared to $0.38 last year. A higher gross profit and a lower effective income tax rate, partially offset by an increase in SG&A, were the primary contributors to the improvement.

FINANCIAL GUIDANCE

Our updated guidance for fiscal year 2019 is shown in detail on the schedule included with this press release.

We have updated the annual expected effective income tax rate to be between 28.0% and 28.5%, an increase of 1.0 to 1.5 percentage points over the previous guidance. Phibro now expects to be subject to the Global Intangible Low-taxed Income (GILTI) provisions of the new federal income tax act, primarily related to the allocation of domestic interest expense and certain other expenses.

As a result of the expected increased income tax rate, we now expect adjusted diluted EPS of $1.68 - $1.72 per share, compared with $1.74 per share for fiscal 2018.

We reaffirm our guidance for sales and profits, although we now anticipate the lower end of the range for sales and profit will be more likely.

Our operating visibility for the year has been reduced by volatile currencies, economic turbulence in certain international countries, unfavorable short-term challenges in our mineral nutrition business, continued difficult conditions in the dairy industry, ongoing trade disputes and other factors.

We expect Animal Health current-year sales growth will be weighted more to MFAs and other sales. We continue to expect nutritional specialties and vaccines sales will grow at double-digit rates as our business develops; however, current-year growth will be more subdued due to some of the conditions mentioned above.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Wednesday, November 7, 2018
Time:	9:00 AM Eastern
Location:	http://investors.pahc.com/events-presentations
U.S. Toll-Free:	+1 (877) 853-5634
International Toll:	+1 (315) 625-6893
Conference ID:	6274808

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months
For the Periods Ended September 30	2018	2017	Change
	(in millions, except per share amounts and percentages)

Net sales	$200.2	$193.4	$6.7	3%
Cost of goods sold	134.3	130.0	4.3	3%
Gross profit	65.8	63.4	2.4	4%
Selling, general and administrative	43.0	41.0	2.0	5%
Operating income	22.9	22.4	0.5	2%
Interest expense, net	2.8	3.1	(0.3)	(11)%
Foreign currency (gains) losses, net	(2.6)	0.3	(3.0)	*
Income before income taxes	22.7	18.9	3.8	20%
Provision (benefit) for income taxes	6.4	3.1	3.3	109%
Net income	$16.3	$15.9	$0.4	3%

Net income per share
basic	$0.40	$0.40	$-
diluted	$0.40	$0.39	$0.01

Weighted average common shares outstanding
basic	40.4	39.9
diluted	40.6	40.3

Ratio to net sales
Gross profit	32.9%	32.8%
Selling, general and administrative	21.5%	21.2%
Operating income	11.4%	11.6%
Income before income taxes	11.3%	9.8%
Net income	8.2%	8.2%
Effective tax rate	28.1%	16.1%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months
For the Periods Ended September 30	2018	2017	Change
	(in millions, except percentages)
Net Sales
MFAs and other	$87.0	$79.6	$7.4	9%
Nutritional specialties	27.0	30.8	(3.8)	(12)%
Vaccines	17.2	18.5	(1.2)	(7)%
Animal Health	131.2	128.8	2.3	2%
Mineral Nutrition	54.8	52.1	2.8	5%
Performance Products	14.1	12.5	1.6	13%
Total	$200.2	$193.4	$6.7	3%

Adjusted EBITDA
Animal Health	$35.7	$33.7	$2.0	6%
Mineral Nutrition	2.6	3.7	(1.2)	(31)%
Performance Products	0.7	0.2	0.5	189%
Corporate	(8.9)	(7.6)	(1.3)	*
Total	$30.1	$30.1	$(0.0)	(0)%

Ratio to segment net sales
Animal Health	27.2%	26.2%
Mineral Nutrition	4.7%	7.1%
Performance Products	5.1%	2.0%
Corporate (1)	(4.4)%	(3.9)%
Total (1)	15.0%	15.6%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$16.3	$15.9	$0.4	3%
Interest expense, net	2.8	3.1	(0.3)	(11)%
Provision (benefit) for income taxes	6.4	3.1	3.3	109%
Depreciation and amortization	6.7	6.6	0.0	1%
EBITDA	32.2	28.7	3.5	12%
Acquisition-related cost of goods sold	-	0.2	(0.2)	*
Acquisition-related accrued compensation	-	0.4	(0.4)	*
Acquisition-related transaction costs	-	0.4	(0.4)	*
Stock-based compensation	0.6	-	0.6	*
Foreign currency (gains) losses, net	(2.6)	0.3	(3.0)	*
Adjusted EBITDA	$30.1	$30.1	$(0.0)	(0)%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months
For the Periods Ended September 30	2018	2017	Change
	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$133.0	$128.5	$4.5	3%
Adjusted gross profit	67.1	64.9	2.3	3%
Adjusted selling, general and administrative	42.2	40.0	2.3	6%
Adjusted interest expense, net	2.8	2.9	(0.1)	(3)%
Adjusted income before income taxes	22.1	22.1	0.1	0%
Adjusted provision for income taxes	6.2	6.8	(0.6)	(8)%
Adjusted net income	$15.9	$15.3	$0.6	4%

Adjusted net income per share
diluted	$0.39	$0.38	$0.01	3%

Weighted average common shares outstanding
diluted	40.6	40.3

Ratio to net sales
Adjusted gross profit	33.5%	33.5%
Adjusted selling, general and administrative	21.1%	20.7%
Adjusted income before income taxes	11.1%	11.4%
Adjusted net income	8.0%	7.9%
Adjusted effective tax rate	28.0%	30.6%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$16.3	$15.9	$0.4	3%
Acquisition-related cost of goods sold	-	0.2	(0.2)	*
Acquisition-related intangible amortization(1)	1.3	1.2	0.1	6%
Acquisition-related intangible amortization(2)	0.2	0.2	(0.0)	(15)%
Acquisition-related accrued compensation(2)	-	0.4	(0.4)	*
Acquisition-related transaction costs(2)	-	0.4	(0.4)	*
Stock-based compensation (2)	0.6	-	0.6	*
Acquisition-related accrued interest	0.0	0.3	(0.2)	(98)%
Foreign currency (gains) losses, net(3)	(2.6)	0.3	(3.0)	*
Provision (benefit) for income taxes(4)	0.2	(3.7)	3.9	*
Adjusted net income	$15.9	$15.3	$0.6	4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months
For the Periods Ended September 30	2018	2017	Change
	(in millions)

EBITDA	$32.2	$28.7	$3.5
Adjustments
Stock-based compensation	0.6	-	0.6
Acquisition-related cost of goods sold	-	0.2	(0.2)
Acquisition-related accrued compensation	-	0.4	(0.4)
Acquisition-related transaction costs	-	0.4	(0.4)
Foreign currency (gains) losses, net	(2.6)	0.3	(3.0)
Interest paid	(2.7)	(2.7)	(0.1)
Income taxes paid	(5.8)	(4.0)	(1.8)
Changes in operating assets and liabilities and other items	(20.3)	(18.2)	(2.1)
Cash used for acquisition-related transaction costs	-	(0.4)	0.4
Net cash provided (used) by operating activities	$1.3	$4.8	$(3.5)

Capital expenditures	$(6.0)	$(5.0)	$(1.1)
Business acquisitions	(9.8)	(11.6)	1.7
Other investing, net	(0.3)	(0.3)	0.0
Net cash provided (used) by investing activities	$(16.1)	$(16.8)	$0.7

Net cash flow before financing activities	$(14.9)	$(12.0)	$(2.8)

Phibro Animal Health Corporation
Updated guidance for fiscal year 2019

	GAAP
For the year ending June 30	2019			2018	Change from 2018
	(in millions, except per share amounts and percentages)

Net sales - Animal Health segment	$550	-	$565	$532	$18	-	$33	3%	-	6%
Net sales	850	-	875	820	30	-	55	4%	-	7%

Gross profit	283	-	292	267	16	-	25	6%	-	9%
Selling, general and administrative	185	-	192	168	17	-	24	10%	-	14%
Operating income	98	-	100	99	(1)	-	1	(1)%	-	1%
Interest expense, net	11	-	12	12	(1)	-	(0)	(7)%	-	(3)%
Foreign currency (gains) losses, net	-	-	-	(1)	1	-	1	*	-	*
Income before income taxes	87	-	89	88	(1)	-	1	(1)%	-	1%
Provision for income taxes	25	-	25	23	2	-	2	7%	-	7%
Net income	$62	-	$64	$65	$(2)	-	$(1)	(4)%	-	(1)%

Net income per share - diluted	$1.54	-	$1.57	$1.61	$(0.07)	-	$(0.04)	(4)%	-	(2)%

Weighted average common shares outstanding - diluted	40.6	-	40.6	40.4

GAAP effective income tax rate	28.5%	-	28.0%	26.3%

	Adjusted
For the year ending June 30	2019			2018	Change from 2018
	(in millions, except per share amounts and percentages)

Adjusted gross profit	288	-	297	274	$15	-	$24	5%	-	9%
Adjusted selling, general and administrative	182	-	189	166	$16	-	$23	10%	-	14%

Adjusted EBITDA	$129	-	$131	$129	$0	-	$2	0%	-	2%
Depreciation expense	22	-	22	21	1	-	1	6%	-	6%
Adjusted interest expense, net	11	-	12	11	0	-	1	2%	-	7%
Adjusted income before income taxes	95	-	97	97	(2)	-	(0)	(2)%	-	(0)%
Adjusted provision for income taxes	27	-	27	27	1	-	1	2%	-	2%
Adjusted net income	$68	-	$70	$70	$(2)	-	$(1)	(3)%	-	(1)%

Adjusted net income per share - diluted	$1.68	-	$1.72	$1.74	$(0.06)	-	$(0.02)	(3)%	-	(1)%

Ratio to net sales
Adjusted gross profit	33.9%	-	34.0%	33.4%
Adjusted selling, general and administrative	21.4%		21.6%	20.2%

Adjusted EBITDA	15.2%	-	15.0%	15.7%
Adjusted effective income tax rate	28.5%	-	28.0%	27.4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com